Exhibit 1

Bank of America

Management's Assertion Concerning Compliance

with USAP Minimum Servicing Standards

March 2, 2004

As of and for the year ended December 31, 2003, the mortgage division of Bank of America, N.A. (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $340,000,000 and $270,000,000 respectively.

Kevin M. Shannon	H. Randall Chestnut
Kevin M. Shannon	H. Randall Chestnut
President	Senior Vice President
Consumer Real Estate	Bank of America, N.A.
Bank of America, N.A.

Aashish Kamat	Gary K. Bettin
Aashish Kamat	Gary K. Bettin
Senior Vice President and	Senior Vice President and
Managing Director	National Servicing Executive
Bank of America, N.A.	Bank of America, N.A.

J. Mark Hanson
J. Mark Hanson
Senior Vice President
Bank of America, N.A.

USA